UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 21, 2010
EVERGREEN SOLAR, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31687	04-3242254

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
138 Bartlett Street
Marlboro, Massachusetts 01752
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (508) 357-2221
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As previously announced, on September 22, 2010, the Board of Directors of Evergreen Solar, Inc. (the “Company”) appointed Michael El-Hillow as President and Chief Executive Officer to replace Richard M. Feldt who has accepted the position of Chief Executive Officer with a privately-held company and tendered his resignation as Chairman of the Board, President and Chief Executive Officer on September 21, 2010. Mr. Feldt has agreed to remain with the Company until October 2, 2010 to facilitate an orderly transition and will continue to serve as a director on the Board until that time.
On September 22, 2010, Mr. El-Hillow was also re-elected by the Board as a director of the Company. Mr. El-Hillow previously served as Chairman of the Board from October 2005 to January 2007, when he left the Board to serve as the Company’s Chief Financial Officer. In September 2009, he also assumed the responsibilities of Chief Operations Officer. Mr. El-Hillow will continue to oversee operations in his new position. The Company will immediately begin a search for a new Chief Financial Officer. Effective on September 23, 2010, Paul Kawa, the Company’s Corporate Controller, began serving as interim Chief Financial Officer.
In connection with Mr. Feldt’s departure, Edward C. Grady has been appointed by the Board of Directors to succeed Mr. Feldt as Chairman of the Board. Mr. Grady has been a director since 2005 and has most recently served the Board as its lead independent director.
The information required by Item 401(b), (d), (e) and Item 404(a) of Regulation S-K regarding Mr. El-Hillow was previously reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in the Company’s Definitive Proxy Statement dated June 7, 2010, and that information is incorporated herein by reference.
Mr. Kawa, 48, has served as the Corporate Controller of the Company since March 2007. Prior to joining the Company, Mr. Kawa served as Chief Financial Officer of American Dryer Corporation from July 2006 to March 2007. Prior to joining American Dryer, he was the Chief Financial Officer, Vacuum Products Division, of Brooks Automation Inc., a worldwide provider of automation, vacuum and instrumentation solutions to the global semiconductor and related industries, from October 2005 to July 2006. Prior to being acquired by Brooks, he served as the Interim Chief Financial Officer of Helix Technology Corporation, a major supplier of high-vacuum products principally to the semiconductor capital equipment industry, from March 2005 to October 2005 and as Corporate Controller from August 2004 to February 2005. Mr. Kawa is a certified public accountant. He brings his experience and background from the financial roles served in various manufacturing environments in addition to his previous experience in the practice of public accounting.
In connection with his appointment as President and Chief Executive Officer, the Compensation Committee increased Mr. El-Hillow’s annual base salary to $450,000 and he is now eligible to receive a target bonus under the Company’s Management Incentive Plan of 100% of his base salary based on the financial performance of the Company and specific strategic goal attainment. The remainder of his compensation arrangements and benefits, and his participation in Company incentive plans remain unchanged.

During the term of his interim role, Mr. Kawa’s annual base salary has been set at $250,000 and he is eligible to receive a target bonus under the Company’s Management Incentive Plan of 75% of his base salary based on the financial performance of the Company and specific strategic goal attainment. In addition to the Company’s normal benefits and the equity incentive plans in which Mr. Kawa is eligible to participate, the Company has agreed to provide Mr. Kawa with six months of continued base salary payment and benefits following a termination without cause. The foregoing description of Mr. Kawa’s employment terms is qualified in its entirety by reference to Mr. Kawa’s offer letter which will be filed as an exhibit to the Company’s Report on Form 10-Q for the quarter ending October 2, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERGREEN SOLAR, INC.
Date: September 24, 2010	By:	/s/ Michael El-Hillow
Michael El-Hillow
President and Chief Executive Officer